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                 MICRO BIO-MEDICS, INC. AND SUBSIDIARIES
                                FORM 10-Q
                            FEBRUARY 28, 1997
                               (UNAUDITED)
                 _______________________________________
Exhibit 11
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     Computation of Earnings per Common and Common Equivalent Share
     ______________________________________________________________

                                               Three Months Ended
                                            __________________________
                                            February 28,  February 29,
                                                1997          1996
                                            ____________  ____________

Earnings
________

Net income                                   $  218,536   $   87,916

Modified Treasury Stock Method
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Incremental income                                            44,930
                                             ___________  ___________
Adjusted income                              $  218,536   $  132,846
                                             ===========  ===========
Shares
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Weighted average number of
  common shares outstanding                   5,065,065    4,020,182
Additional shares assuming conversion of:
  Stock options and warrants utilizing the
  modified treasury stock method              1,084,278    1,478,842
                                              __________  ___________
Number of common and common
  equivalent shares                           6,149,343    5,499,024
                                              ==========  ===========
Earnings per common and common
  equivalent share                              $.04         $.02
                                               =========   ==========